Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces First Quarter Results of Operations.
Naperville, IL, May 9, 2008.  Chicago Rivet & Machine Co. (Amex, symbol: CVR) today announced results for the first quarter of 2008 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three Months Ended March 31

	2008	2007

Net sales and lease revenue	$8,414,326	$9,947,576
Income before income taxes	43,663	487,272
Net income	27,663	310,272
Net income per share	.03	.32
Average shares outstanding	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500